Exhibit 99.1

Investor and Media Contact:

ir@oxigene.com

650-635-7000

OXiGENE Reports Second Quarter 2012 Financial Results

SOUTH SAN FRANCISCO, Calif., August 8, 2012 — OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, reported financial results for the quarter and six months ending June 30, 2012.

For the three months ended June 30, 2012, the Company reported a net loss of $2.3 million or $0.14 per share, compared with a net loss of $2.9 million or $0.32 per share for the three-month period in 2011. The decrease in the net loss in 2012 as compared to 2011 was primarily due to a reduction in research and development expenses of $0.4 million and a reduction in general and administrative expenses of $0.2 million.

For the six months ended June 30, 2012, the Company reported a net loss of $4.2 million or $0.26 per share, compared with a net loss of $3.8 million or $0.49 per share for the six-month period in 2011. The difference in results for the comparable six-month periods was due to a non-cash gain resulting from the change in fair value of warrants in the 2011 period of $2.2 million partially offset primarily by a reduction of $1.5 million in research and development expenses from the 2011 period to the 2012 period. Additionally, the 2012 period includes $0.1 million in revenue recognized under the terms of the Company’s partnership agreement with Azanta Danmark A/S, entered into in December 2011, to provide access to ZYBRESTAT® for the treatment of patients with anaplastic thyroid cancer (ATC) on a compassionate use basis in Europe and Canada.

The decrease in operating expenses in the 2012 period was primarily the result of the conclusion of a number of the Company’s clinical projects and restructuring plans implemented in 2011 in order to focus the Company’s resources on pursuing the advancement of its highest-value clinical assets and to reduce its cash utilization.

At June 30, 2012, OXiGENE had cash and restricted cash of approximately $6.9 million, compared with approximately $10.0 million at December 31, 2011. During the six months ended June 30, 2012 the Company issued approximately 2.4 million shares of common stock to Lincoln Park Capital under the terms of the November 2011 purchase agreement, resulting in aggregate proceeds of approximately $1.7 million.

Commented Peter Langecker, M.D., PhD., President and Chief Executive Officer: “During the second quarter, we continued to pursue activities designed to advance our lead ZYBRESTAT clinical programs, including ongoing discussions with the FDA concerning a special protocol assessment for a registration program in ATC and supporting the Phase 2 trial in platinum-sensitive ovarian cancer being conducted by the Gynecologic Oncology Group. Our intention is to continue to seek financing through collaborations and other opportunities that can enable us to move our programs forward and demonstrate the potential valuable contribution that vascular disrupting agents can play in anticancer therapeutic regimens.”

The Company will not be conducting a conference call for the second quarter 2012 financial results.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, and the achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

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OXiGENE, Inc.

Balance Sheet Data

(Unaudited)

	June 30, 2012	December 31, 2011
	(All amounts in 000’s)
Assets

Cash and restricted cash	$6,922	$9,992
Prepaid expenses	460	582
License agreement	240	289
Other assets	114	193

Total assets	$7,736	$11,056

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$1,617	$2,253
Derivative liabilities	1	6
Total stockholders’ equity	6,118	8,797

Total liabilities and stockholders’ equity	$7,736	$11,056

OXiGENE, Inc.

Statement of Operations Data

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(All amounts in 000’s except per share amounts)
Product revenue	$—	$—	$114	$—

Operating Expenses:

Research and development	1,080	1,499	1,734	3,182
General and administrative	1,199	1,401	2,531	2,786
Restructuring	(2)	—	11	—

Total operating expenses	2,277	2,900	4,276	5,968

Loss from Operations	(2,277)	(2,900)	(4,162)	(5,968)
Change in fair value of warrants	4	(31)	5	2,179
Investment income	3	1	8	2
Other (expense) income, net	4	(2)	(8)	(8)

Net loss	$(2,266)	$(2,932)	$(4,157)	$(3,795)

Basic and diluted net loss per common share	$(0.14)	$(0.32)	$(0.26)	$(0.49)
Weighted average number of common shares outstanding
	16,484	9,110	16,104	7,820